Exhibit 10.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 17, 2011, between GSI Commerce, Inc., a Delaware corporation (hereinafter called the “Company”), having its principal office at 935 First Avenue, King of Prussia, Pennsylvania 19406, and The Bank of New York Mellon, as trustee hereunder (hereinafter called the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company heretofore executed and delivered to the Trustee an Indenture dated as of July 2, 2007 (as may be supplemented or amended from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, being hereinafter called the “Indenture”; all capitalized terms used herein which are not otherwise defined herein have the meanings ascribed thereto in the Indenture), providing for the issuance of the Company’s 2.50% Convertible Senior Notes due 2027 (hereinafter called the “Notes”); and

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 27, 2011, Gibraltar Acquisition Corp., a wholly-owned subsidiary of eBay Inc., merged with and into the Company (the “Merger”) and, as such, the Company is now a wholly owned subsidiary of eBay Inc.; and

WHEREAS, pursuant to the terms and conditions of the Merger, all Common Stock of the Company was converted into the right to receive $29.25 per share (the “Merger Consideration”); and

WHEREAS, the Merger constitutes a “Merger Event” as defined in Section 15.10 of the Indenture; and

WHEREAS, on June 10, 2011, a Memorandum of Understanding (the “Memorandum of Understanding”) was filed with the State of Delaware in the matter captioned In Re GSI Commerce Inc. Shareholder Litigation (the “Shareholder Litigation”) which provided for a settlement of the Shareholder Litigation and for the payment by eBay Inc. of $0.33 per share (the “Settlement Payment”) to Company shareholders.

WHEREAS, Section 15.10(b) of the Indenture provides that at the effective time of a Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed to a right to convert such Notes to the kind and amount of cash, securities or other property or assets that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to the Merger Event would have been entitled to receive (defined as the “Reference Property”); and

WHEREAS, the Conversion Rate in effect immediately prior to the Merger Event was 33.3333 per $1,000 principal amount of Notes; and

WHEREAS, pursuant to the Merger Event, 33.3333 shares of Common Stock would be entitled to receive cash in the amount of the product of (i) 33.3333 and (ii) $29.25 , or an aggregate of $974.9990; and

WHEREAS, pursuant to the Memorandum of Understanding, upon the Merger Event, 33.3333 shares of Common Stock would be entitled to receive cash in the amount of the product of (i) 33.3333 and (ii) $0.33, or an aggregate of $11.00; and

WHEREAS, Section 11.01(6) of the Indenture provides that the Company and the Trustee may amend certain provisions of the Indenture; and

WHEREAS, the Company desires to amend the Indenture as set forth in Article I hereof; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH, that, for and in consideration of the premises, the Company agrees with the Trustee as follows:

ARTICLE I

AMENDMENTS

Section 1.01 Effect. The amendments set forth in this Article I shall apply only in respect of the Notes created pursuant to the Indenture.

Section 1.02 Conversion of Notes. In accordance with Section 15.10 of the Indenture, as of the date hereof, if a Holder exercises its right to convert its Notes in accordance with the provisions of the Indenture (other than a conversion “in connection with” the Make-Whole Fundamental Change that occurs from the date hereof until the Fundamental Change Repurchase Date relating to the Merger), the Company will pay to such Holder, in full satisfaction of the Company’s obligations with respect to such conversion, cash in an amount, for each $1,000 in principal amount of the Notes to be converted, equal to $986.00. Upon a conversion “in connection with” the Make-Whole Fundamental Change that occurs from the date hereof until the Fundamental Change Repurchase Date relating to the Merger, the Company will pay to such Holder, in full satisfaction of the Company’s obligations with respect to such conversion, cash in an amount, for each $1,000 in principal amount of the Notes to be converted, equal to $1,135.38.

ARTICLE II

MISCELLANEOUS PROVISIONS; GOVERNING LAW; ACCEPTANCE BY TRUSTEE

Section 2.01 Instruments to be Read Together. This First Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture and the Officer’s Certificate, and said Indenture, the Officer’s Certificate and this First Supplemental Indenture shall henceforth be read together.

Section 2.02 Confirmation. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

Section 2.03 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.04 Effectiveness. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Section 11.04 of the Indenture, provided that the amendments set forth in this First Supplemental Indenture shall apply only in respect of the Notes.

Section 2.05 Construction of First Supplemental Indenture. THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW).

Section 2.06 Trust Indenture Act Controls. If any provision of this First Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.07 Acceptance by Trustee. The Trustee accepts the amendments of the Indenture and this First Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture. The Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company. The Trustee makes no representation and shall have no responsibility as to the validity of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Company.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

GSI COMMERCE, INC.
By	/s/ Scott Rosenberg
Name:	Scott Rosenberg
Title:	Chief Financial Officer

Trustee:

THE BANK OF NEW YORK MELLON, as trustee
By	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Signature Page to the First Supplemental Indenture]